EXHIBIT 10.4

January 28, 2008

Patrick J. Gainer
20878 North Swansway
Barrington, IL 60010

Dear Patrick:

It is our pleasure to offer you the position of CFO of Secured Digital Storage Corporation.  Your roles and responsibilities will be those normally afforded a CFO and you will report to the President and COO. The following are the details of our offer:

1.	A base salary of $220,000 annually.

2.
You will receive 1,230,000 stock options of Secured Digital Storage Corporation. The options will vest over a three year period, 40% upon signing and 20% at the end of each successive year end period and will be issued with an option price of $.80, which represents the price at which the company is currently raising new capital. Additionally, concurrent with the commissioning of the first bunker with a billable customer, you will be eligible to receive a performance bonus of 205,000 shares of restricted stock of Secured Digital Storage Corporation. This restricted stock will be provided under the same terms and conditions as the President and COO restricted stock.

3.	You will be eligible to participate in the company sponsored 401K plan. Currently the company does not match any contributions.

4.	You will participate in all other benefits and perks as the other members of the senior management team, if any.

5.	Your start date will be January 28, 2008.

6.	You will be eligible for a performance bonus up to 200% of base salary with performance objectives to be determined.

7.
You will receive an executive management employment agreement. The terms of the agreement will be substantially the same as the President/COO and CIO and will have the same severance, change in control, restrictive covenants, and indemnification protection as other members of the senior management Team.

/s/ Larry Malone	1/28/2008	/s/ Patrick J. Gainer	1/28/2008
Larry Malone	Date	Patrick J. Gainer	Date
President & COO